CERTIFICATE OF AMENDMENT
                                TO
                   CERTIFICATE OF INCORPORATION

     Pancho's Mexican Buffet, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST:    That the Board of Directors of said Corporation, duly adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

     RESOLVED, that it is advisable and in the best interest of the Corporation to amend the Certificate by replacing the first paragraph of Section Fourth of the Certificate with the paragraph as forth below; and that the amendment as set forth below be and hereby is approved, adopted, ratified and confirmed; and that the amendment be submitted to the stockholders for approval and adoption at the Annual Meeting of the Stockholders of the Corporation (the "Meeting"):

                         Fourth: This corporation is authorized to issue twenty million five hundred thousand (20,500,000) shares of capital stock. Twenty million (20,000,000) of the authorized shares shall be common stock, ten cents ($0.10) par value each; and five hundred thousand (500,000) of the authorized shares shall be preferred stock, ten dollars ($10.00) par value each.

                         The Corporation does, by this Amendment to the Certificate of Incorporation (such Amendment to the Certificate of Incorporation being effective upon its filing with the Secretary of State of the State of Delaware, with the time of such effectiveness being hereinafter referred to as the "Effective Time"), reclassify its shares of Common Stock, par value $.10 per share (the "Old
          Common Stock") issued and outstanding immediately before the Effective Time and cancel its unissued shares of Old Common
          Stock unissued before the Effective Time, as set forth herein.

                         All of the shares of Old Common Stock that were authorized but unissued immediately before the Effective Time, shall, at the Effective Time, be canceled. The Old Common Stock shall be superseded by the authorized but unissued shares of Common
          Stock, $0.10 par value of the Corporation.

                         Each three shares of Old Common Stock outstanding immediately before the Effective Time, and each three shares of Old Common Stock issuable pursuant to an instrument exercisable for shares of Old Common Stock, shall, at the Effective Time, be reclassified as and converted into, and become a right to receive, and the holders of the outstanding Old Common Stock or instruments exercisable for such Old Common Stock shall be entitled to receive therefor upon surrender of the certificates representing such shares of Old Common Stock to the Corporation, or upon exercise of such instrument, one share of Common Stock, $0.10 par value of the Corporation, subject to the treatment of fractional shares set forth herein.

                         No scrip or fractional certificates will be issued. In lieu of fractional shares, the corporation will pay a cash adjustment in respect of such fraction of a share in an amount equal to the same fraction of the closing sale price of the Common Stock as quoted on the Nasdaq National Market System, or such other representative price as determined by the officers of the corporation, as of the closing of business on January 27, 1999.

     SECOND:   That in accordance with Section 211 of the General Corporation
Law of the State of Delaware, the resolution adopted by the Board of Directors was proposed to the stockholders of the Corporation and duly adopted by the stockholders as an amendment to the Certificate of Incorporation of the Corporation.

     THIRD:    That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware. That this Certificate of Amendment of the Certificate of Incorporation shall be effective upon filing with the Secretary of State of Delaware.



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     IN WITNESS WHEREOF, Pancho's Mexican Buffet, Inc. has caused this certificate to be executed the 27th day of January 1999.

                                                   PANCHO'S MEXICAN BUFFET, INC.

                                                   By:   /s/ Samuel L. Carlson
                                                   Name:  Samuel L. Carlson
                                                   Title:  Secretary